EXHIBIT 99.1

Contact: Provectus Pharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Bill Gordon, SVP – Media Relations Phone: 212-564-4700 FOR IMMEDIATE RELEASE

PROVECTUS NOVEL SYNTHESIS PATENT ISSUED BY UNITED STATES PATENT AND TRADEMARK OFFICE

KNOXVILLE, TN, SEPTEMBER 13, 2013--Provectus Pharmaceuticals, Inc. (OTCQB:PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, has received U.S Patent No. 8,530,675 by the United States Patent and Trademark Office (USPTO), protecting the synthetic process used to produce the small molecule Rose Bengal, the active pharmaceutical ingredient (API) in PV-10, the Company’s lead oncology drug candidate.

The new patent, entitled, “Process for the Synthesis of 4,5,6,7-tetrachloro-3’,6’-dihydroxy-2’,4’,5’,7’-tetraiodo-3H-spiro[isobenzofuran-1,9’-xanthen]-3-one (Rose Bengal) and Related Xanthenes,” was originally filed on September 17, 2010. The patent details a new process for the manufacture of Rose Bengal and related iodinated xanthenes in high purity, and was allowed in June 2013. The patent covers the process under which pharmaceutical grade Rose Bengal and related xanthenes are produced, reducing the formation of certain previously unknown transhalogenated impurities that currently exist in commercial grade Rose Bengal in uncontrolled amounts. The requirement to identify and control related substances is in accordance with International Conference on Harmonisation (ICH) guidelines for manufacture of API suitable for phase 3 clinical trial material and commercial pharmaceutical use. The patent provides protection for Rose Bengal API to 2031, and covers any hypothetical process that controls the amount of transhalogenated impurities in Rose Bengal through the awarded Jepson style claims.

Dr. Craig Dees, PhD, CEO of Provectus, stated, “This latest patent, our 26th issued, confers long-term protection of our novel synthesis process for the manufacture of Rose Bengal. Initial vials of PV-10 appropriate for phase 3 clinical supply have been manufactured from API synthesized using this innovative process. Having this new process at the ready reduces potential for chemistry, manufacturing and controls (CMC) challenges upon new drug application (NDA) submission. Additionally, it gives regulatory authorities comfort with investigational product homogeneity across clinical trials, especially compared with API derived from older synthesis processes currently used in manufacture of commercially available Rose Bengal, where quality of the active ingredient is highly variable from source to source and lot to lot. Just as we are making progress in understanding the immune-mediated regression of tumors after PV-10 treatment, we are intensely focused on building the necessary modules of a common technical document in support of an NDA for PV-10.”

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About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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